CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Forum Funds and to the use of our report dated December 31, 2010 on the annual performance results of the D.F. Dent and Company, Inc Mid Cap Composite.

/s/ Richard J. Kemmling, CPA, CIPM
Richard J. Kemmling, CPA, CIPM
Partner
Ashland Partners & Company LLP
Jacksonville, Oregon
June 30, 2011